                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         CommonWealth Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[COMMONWEALTH INDUSTRIES, INC. LETTERHEAD]



Dear Stockholder:

         You are cordially invited to the Annual Meeting of Stockholders of Commonwealth Industries, Inc. scheduled to be held at The Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky, on Friday, April 24, 1998, commencing at 10:00 A.M., Eastern time. Your Board of Directors and management look forward to greeting those of you who are able to attend in person.

         At the meeting, you will be asked to consider and elect two directors to serve until the Annual Meeting of Stockholders in 2001. You are also being asked to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for 1998. Information concerning those matters, as well as other important information, is contained in the accompanying proxy statement which you are urged to read carefully.

         Whether or not you plan to attend in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Company will be able to avoid the expense of further solicitation.

         On behalf of the Board of Directors, thank you for your cooperation and continued support.


                                                Sincerely,



                                                /s/ MARK V. KAMINSKI
                                                --------------------------------
                                                Mark V. Kaminski
                                                President and Chief
                                                Executive Officer

                          COMMONWEALTH INDUSTRIES, INC.
                            500 West Jefferson Street
                           Citizens Plaza, Suite 1900
                         Louisville, Kentucky 40202-2823

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                  The 1998 Annual Meeting of Stockholders of Commonwealth Industries, Inc. (the "Company") will be held at The Hyatt Regency Louisville, Kentucky, at 10:00 A.M., Eastern time on April 24, 1998, to consider and take action with respect to the following matters:

                  (1) The election of two directors;

                  (2) Approval of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for 1998; and

                  (3) Such other business as may properly be brought before the meeting or any adjournment thereof;

all as set forth in the Proxy Statement accompanying this Notice.

                  The close of business on February 23, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                  Stockholders who do not expect to attend the meeting are requested to sign and return the enclosed proxy in the enclosed postage-paid return envelope.

                                    By order of the Board of Directors,


                                    /s/ DONALD L. MARSH, JR.
                                    ---------------------------------------
                                    Donald L. Marsh, Jr.
                                    Secretary

March 16, 1998

                          COMMONWEALTH INDUSTRIES, INC.

                                 PROXY STATEMENT


                  This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Commonwealth Industries, Inc., a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders (the "Meeting") to be held in Louisville, Kentucky, on April 24, 1998.

                  If the accompanying form of proxy is properly completed and returned, the shares to which it relates will be voted at the Meeting. If you give instructions, the shares will be voted in accordance with your instructions. If you give no instructions, your shares will be voted for the election of the nominees for director set forth in this Proxy Statement, for ratification of the selection of independent auditors made by the Audit Committee of the Board of Directors, and, as to any other business that may properly be brought before the Meeting or any adjournment thereof, in the discretion of the proxy holders. You may revoke your proxy by attending the Meeting and voting in person or by filing a written notice or a later-dated proxy with the Secretary of the Company.

                  The Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about March 16, 1998 in connection with this solicitation.

                  On the record date for the Meeting there were 15,946,500 shares of Common Stock of the Company outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the outstanding shares will constitute a quorum. A plurality of votes of the shares of Common Stock represented at the Meeting is required for the election of a director. The affirmative vote of a majority of the shares of Common Stock represented at the Meeting is required for all other matters. Abstentions will be treated as equivalent to negative votes, while proxies returned by brokers as non-votes will not be counted as voting, but will be treated as present for purposes of determining the presence of a quorum on all matters.


                              ELECTION OF DIRECTORS

                  There are six directors currently in office. The Board is divided into three classes, and the members of each class hold office for a term of three years. The term of one class expires each year.

                  At the Meeting, two directors are to be elected. The terms of Paul E. Lego and John E. Merow expire at the Meeting. The Nominating Committee of the Board of Directors has nominated Mr. Lego and Mr. Merow for election in the class whose term expires in 2001. Each has agreed to serve if elected. If either should unexpectedly become unable or unwilling to serve, the proxy holders may vote for such other person as the Nominating Committee may recommend in his or her place.

                  Information concerning Mr. Lego, Mr. Merow and each of the other directors of the Company is set forth below.

                  Mark V. Kaminski. Expiration of term 1999. Director since 1991. Age 42. President and Chief Executive Officer of the Company. Mr. Kaminski joined the Company in 1987 as Marketing Manager. In 1989, he was promoted to Vice President of Operations and in 1991 he became President and Chief Executive Officer. Mr. Kaminski is a director of the Aluminum Association, Washington, D.C., the Louisville YMCA and the Indiana University Athletics Board.

                  Paul E. Lego. Expiration of term, if elected, 2001. Director since 1995. Age 67. Chairman of the Board of the Company. From 1990 until his retirement in 1993, Mr. Lego was Chairman of the Board of Directors and Chief Executive Officer of Westinghouse Electric Corporation. He is a director of PNC Bank Realty Holding Company, USX Corp., Lincoln Electric Company and Consolidated Natural Gas Company. Mr. Lego is a trustee of the University of Pittsburgh and a member of the Business Council and the Board of Overseers of the New Jersey Institute of Technology.

                  Catherine G. Burke. Expiration of term 2000. Director since 1995. Age 58. Dr. Burke has been a member of the faculty of the School of Public Administration at the University of Southern California since 1973. She has been a panelist and consultant to the Office of Technology Assessment of the U.S. Congress and a member of the Los Angeles County Economy and Efficiency Commission. Dr. Burke has provided management consultations to public and private sector organizations in the United States, Canada, Australia, England and Denmark.

                  C. Frederick Fetterolf. Expiration of term 1999. Director since January 1, 1997. Age 69. Mr. Fetterolf was President and Chief Operating Officer of Aluminum Company of America (Alcoa) from 1985 to 1991, and served as President of Alcoa from 1983 to 1985. He is a director of Allegheny Teledyne Corporation, Mellon National Bank, Union Carbide Corporation, Quaker State Corporation, Praxair, Inc. and Dentsply International.

                  John E. Merow. Expiration of term, if elected, 2001. Director since 1995. Age 68. Mr. Merow was a partner in the law firm of Sullivan & Cromwell from 1965 through 1996 and Chairman and Senior Partner during the period 1987-1994. Mr. Merow is a director of each of the investment companies
(18) in the Seligman Group of Investment Companies. He also is a director of the Foreign Policy Association, the Municipal Art Society of New York and the United States Council for International Business, Chairman of the American Australian Association, Chairman of the New York and Presbyterian Hospital Care Network, Inc. and a director of The New York and Presbyterian Hospital, and Vice-Chairman of the United States-New Zealand Council.

                  Victor Torasso. Expiration of term 2000. Director since 1995. Age 69. Mr. Torasso was President of Wheeltek, Inc., an automotive aluminum wheel manufacturing plant in Freemont, Indiana from 1986 to 1989. From 1958 until 1985, Mr. Torasso was employed by Anaconda and ARCO Aluminum during which time he was Vice President and General Manager of the Mill Products Group. Mr. Torasso supervised the design and start-up of a new $600 million single purpose aluminum rolling mill in Logan County, Kentucky, was the works manager of an aluminum smelter in Sebree, Kentucky, and was plant manager of an aluminum rolling mill in Terre Haute, Indiana.

BOARD AND COMMITTEE MEETINGS

                  The standing committees of the Board of Directors are an Audit Committee, the members of which are Mr. Fetterolf (Chairman), Dr. Burke, Mr. Lego and Mr. Torasso; a Management Development and Compensation Committee, the members of which are Dr. Burke (Chairman), Mr. Fetterolf, Mr. Lego and Mr. Torasso; and a Nominating Committee, the members of which are Mr. Merow (Chairman), Dr. Burke, Mr. Fetterolf, Mr. Lego and Mr. Torasso.

                  The Audit Committee, which met five times during 1997, recommends the engagement of independent auditors, reviews with the independent auditors the plans for and results of the audit engagement, approves professional services rendered by the independent auditors, reviews the independence of the independent auditors, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

                  The Nominating Committee, which met two times during 1997, recommends candidates for election as directors. The Nominating Committee will consider recommendations made by stockholders. Such stockholder recommendations should be made in writing, addressed to the Nominating Committee, attention of the Secretary of the Company.

                  The Management Development and Compensation Committee, which met five times during 1997, provides oversight of the management, development and compensation and human resources policies of the Company, reviews and recommends to the Board or determines the compensation and other benefits of the executives and administers the Company's stock incentive plans.

                  During 1997, there were seven meetings of the Board of Directors of the Company. Each director of the Company attended 100% of the meetings of the Board held during the period for which he or she was a director as well as the Board Committees of which that director was a member.

COMPENSATION AND OTHER TRANSACTIONS WITH DIRECTORS; MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  Directors who are not employees of the Company are paid an annual retainer of $8,000 ($20,000 for the Chairman of the Board) and an attendance fee of $1,000 for each day on which a meeting of the Board or of a Board committee occurs, plus expenses. In addition, each director of the Company who is not an employee of the Company is granted automatically 1,000 shares of Common Stock and a nonqualified 10-year option to purchase 1,000 shares of Common Stock (2,500 option shares in the case of a non-employee Chairman of the Board) on the date the director becomes a non-employee director and on each succeeding January 1. The option price is the mean between the highest and lowest sales price of the Common Stock on the date of grant.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

                  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who beneficially own more than 10% of its Common Stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and furnish a copy thereof to the Company. Based solely upon a review of the copies of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all of the reporting persons complied with all filing requirements applicable to them with respect to 1997.


                  APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

                  The Board of Directors, upon recommendation of the Audit Committee, has selected Coopers & Lybrand L.L.P. as independent auditors to audit the financial statements of the Company for 1998 and to perform other appropriate accounting services. The Board of Directors is submitting the selection to the stockholders for approval. It is expected that representatives of Coopers & Lybrand L.L.P. will be present at the Meeting to respond to appropriate questions and to make a statement if they desire to do so.

                  The Board of Directors recommends a vote FOR this proposal.

                                 OTHER BUSINESS

                  The Company has no knowledge of any business other than that described above that will be presented at the Meeting. If any other business should properly be brought before the Meeting, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their judgment on such matters.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

                  The following table sets forth, as of February 23, 1998, the number of shares of Common Stock of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table appearing on page 6 and all directors and executive officers as a group. Each person has sole investment and voting power with respect to the shares set forth below unless otherwise noted.


Name of                                                       No. of Shares       Percent
Beneficial Owner                                                 Owned(a)         of Class
----------------                                                 -----            --------
Catherine G. Burke                                                  9,000             *
C. Frederick Fetterolf                                              4,000             *
Mark V. Kaminski                                                  141,745             *
Paul E. Lego                                                       10,500             *
John E. Merow                                                      17,000             *
Victor Torasso                                                      6,000             *
Roderick Macdonald                                                 22,493             *
Donald L. Marsh, Jr.                                               16,495             *
Fred N. Mudge                                                       2,030             *
John J. Wasz                                                       17,424             *
Robert Lloyd (b)                                                      -0-             *
All directors and executive                                       269,248           1.7%
officers as a group (14 persons)

*        Less than 1%

(a) Includes the following shares of Common Stock which the individual(s) had the right to acquire within 60 days of February 23, 1998 through the exercise of options: Dr. Burke--3,000 shares; Mr. Fetterolf--1,000 shares; Mr. Kaminski--20,000 shares; Mr. Lego--7,500 shares; Mr. Merow--3,000 shares; Mr. Torasso--3,000 shares; and all directors and executive officers as a group--42,500 shares. Also includes shares held in the Company's Performance Sharing Plan for Salaried Employees for the accounts of individuals as follows: Mr. Kaminski--15,601 shares; Mr. Macdonald--563 shares; Mr. Marsh--547 shares; Mr. Mudge--130 shares; Mr. Wasz--1,500 shares; Mr. Lloyd---0- shares; and all directors and executive officers as a group -- 22,453 shares.

(b)      Mr. Lloyd resigned his position with the Company in October 1997.

OWNERSHIP BY OTHERS

         The following table sets forth information with respect to each person believed by the Company to be the beneficial owner of more than five percent of the Company's Common Stock on the dates noted.


Name and Address of                                    No. of Shares            Percent
Beneficial Owner                                          Owned                 of Class
----------------                                          -----                 --------

Merrill Lynch & Company, Inc.                           1,878,800(a)              11.7%
World Financial Center, North Tower
250 Vesey Street
New York, NY  10281

Franklin Resources, Inc.                                1,418,500(b)               8.9%
777 Mariners Island Blvd.
San Mateo, CA 94404

Brinson Partners, Inc.                                    831,400(c)               5.2%
209 South LaSalle
Chicago, IL   60604-1295

American Express Company                                  827,400(d)               5.2%
American Express Tower
200 Vesey Street
New York, NY   10285


(a) Based solely on an amended Schedule 13G dated March 4, 1998 filed with the SEC by Merrill Lynch & Company, Inc., Merrill Lynch Group, Inc. and Princeton Services, Inc. The Schedule 13G further reports that Merrill Lynch & Company, Inc. has (1) shared power to dispose of the 1,878,800 shares; and (2) shared power to vote the 1,878,800 shares.

(b) Based solely on a Schedule 13G dated January 30, 1998 filed with the SEC by Franklin Resources, Inc., Franklin Advisory Services, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. The Schedule 13G reports that (1) the 1,418,500 shares are beneficially owned by investment companies or other managed accounts which are advised by investment advisory subsidiaries of Franklin Resources, Inc.; (2) advisory contracts grant to such advisory subsidiaries all voting and investment power over the 1,418,500 shares; and (3) Charles B. Johnson and Rupert
         H. Johnson, Jr. are principal stockholders of Franklin Resources, Inc.

(c) Based solely on a Schedule 13G dated February 11, 1998 filed with the SEC by Brinson Partners, Inc., Brinson Holdings, Inc., SBC Holding
         (USA), Inc. and Swiss Bank Corporation. The Schedule 13G Reports that Brinson Partners, Inc. has (1) shared power to dispose of the 831,400 shares; and (2) shared power to vote the 831,400 shares.

(d) Based solely on a Schedule 13G dated February 9, 1998 filed with the SEC by the American Express Company, American Express Financial Corporation and IDS Discovery Fund, Inc. The Schedule 13G further reports that the American Express Company has (1) shared dispositive power 827,400 shares; (2) IDS has sole power to vote 800,000 shares.

                             EXECUTIVE COMPENSATION

The following table sets forth for the years 1995, 1996 and 1997 the annual and long-term compensation paid or accrued for those years by the Company to the chief executive officer, the four most highly compensated executives of the Company during 1997 other than the chief executive officer, and Mr. Robert Lloyd, who resigned his position with the Company in October 1997.


                           SUMMARY COMPENSATION TABLE

                                                         Long Term Compensation Awards
                                                         -----------------------------
                                                                       No. of
                                                                       Shares
                                Annual Compensation      Restricted    Underlying
Name and                        --------------------     Stock         Stock          LTIP        All Other
Principal Position      Year    Salary      Bonus(a)     Awards(b)     Options        Payouts     Compensation(c)
------------------      ----    ------      --------     ---------     --------       -------     ---------------

Mark V. Kaminski        1997    $500,000    $250,000     --            40,000         $106,658    $37,986
President and Chief     1996    $380,004    $325,314     --            40,000         $111,291    $36,753
Executive Officer (d)   1995    $315,000    $168,690     $560,000      20,000         $ 81,543    $ 4,500


Roderick Macdonald      1997    $190,008    $ 60,803     --            10,000         $ 30,231    $ 7,994
Executive Vice          1996    $145,600    $ 60,682     --             5,000         $ 34,469    $ 5,614
President - Alflex      1995    $127,200    $ 63,315     $175,000       3,000          --         $ 3,915


Donald L. Marsh, Jr.
Executive Vice
President, Chief        1997    $250,008    $121,254     --            10,000         --          $11,718
Financial Officer and   1996    $186,635    $153,908     $210,938      10,000         --          $65,513
Secretary               1995    --          --           --            --             --          --


Fred N. Mudge
Executive Vice
President -             1997    $225,000    $ 63,563     --            10,000         --          $ 4,800
Commonwealth Aluminum   1996    $ 37,500    $  9,844     --            10,000         --          --
                        1995    --          --           --            --             --          --


John J. Wasz            1997    $170,004    $ 37,500     --             5,000          $25,936    $ 6,914
Vice President          1996    $133,832    $ 40,767     --             5,000          $31,472    $ 5,042
Materials               1995    $116,488    $ 55,959     $175,000       3,000          $23,342    $ 3,594


Robert Lloyd            1997    $215,000    $150,000     --             --             --         $ 4,800
Executive Vice          1996    --          --           --             --             --         --
President-Alflex        1995    --          --           --             --             --         --

(a) The amounts reported in this column represent payments made in 1998, 1997, and 1996 with respect to 1997, 1996 and 1995 under the Company's incentive compensation plan.

(b) The amounts reported in this column represent the dollar value of the award of restricted stock, calculated by multiplying the fair market value of the Common Stock on the date of award by the number of shares awarded. The restricted stock vests five years after the date of the award thereof. Holders of restricted stock are entitled to receive regular dividends. The named officers had non-vested restricted stock award balances outstanding as of December 31, 1997 as follows: Mr. Kaminski--40,000 shares ($575,000) and each of Messrs. Marsh, Macdonald and Wasz--12,500 shares ($179,688). These dollar values are based upon the closing price of the Common Stock on the NASDAQ National Market on December 31, 1997 ($14.375 per share).

(c) The amounts reported in this column include matching contributions to the Company's Performance Sharing Plan, relocation expenses in 1997 for Mr. Macdonald ($11,601), relocation expenses for Mr. Marsh in 1996 ($65,513) and contributions made by the Company to its Deferred Compensation Plan.

(d) In addition, Mr. Kaminski received in 1995 after the completion of the initial public offering of the Common Stock of the Company a one-time payment of $500,000 from Comalco Limited, the former owner of the Company. This payment was made pursuant to his 1991 agreement with Comalco designed to encourage continuity of leadership by Mr. Kaminski in creating a turnaround of the Company and providing for a payment in this amount at such time as the Company was sold.


         The tables below show, for the named executive officers, information regarding stock options granted during, or held at the end of, 1997 pursuant to the Company's Stock Incentive Plans.

                             OPTIONS GRANTED IN 1997


                                                                                         Potential Realizable
                                             % of Total                                  Value at Assumed
                             Number of       Options                                     Annual Rates of Stock
                             Securities      Granted to                                  Price Appreciation
                             Underlying      Employees       Exercise                    for Option Term(b)
                             Options         in Fiscal       Price         Expiration    ---------------------
Name                         Granted(a)      Year            Per Share     Date          5%          10%
----                         ----------      ----            ---------     ----          --          ---
Mark V. Kaminski             40,000          19.7%           $15.375       1/1/07        $386,770    $980,152
Roderick Macdonald           10,000           4.9%           $15.375       1/1/07        $ 96,693    $245,038
Donald L. Marsh, Jr.         10,000           4.9%           $15.375       1/1/07        $ 96,693    $245,038
Fred N. Mudge                10,000           4.9%           $15.375       1/1/07        $ 96,693    $245,038
John J. Wasz                  5,000           2.5%           $15.375       1/1/07        $ 48,346    $122,519
Robert Lloyd                 10,000           4.9%           $15.375       1/1/07        $ 96,693    $245,038

(a)      These options become exercisable three years from the date of grant.

(b) The amounts represent hypothetical realizable values of stock options granted in 1997 at assumed rates of cumulative stock price appreciation over the 10 year life of the options. These assumed rates of appreciation are set by the proxy rules of the Securities and Exchange Commission and are not intended to forecast appreciation of the price of the Company's Common Stock. Actual gains, if any, realized upon the exercise of stock options will depend upon the price of the Company's Common Stock at the date of exercise.

                             YEAR-END OPTION VALUES

                                         Number of Securities                  Value of Unexercised
                                         Underlying Unexercised                In-the-Money Options
                                         Options at Year-End                   at Year-End

                                         Exercisable/                          Exercisable/
Name                                     Unexercisable                         Unexercisable
----                                     -------------                         -------------
Mark V. Kaminski                         0/100,000                             0/$10,000
Roderick Macdonald                       0/18,000                              0/1,500
Donald L. Marsh, Jr.                     0/20,000                              0/$0
Fred N. Mudge                            0/10,000                              0/$0
John J. Wasz                             0/13,000                              0/$1,500


                  The Company has defined benefit pension plans covering substantially all salaried and hourly employees. Benefits are based primarily upon years of service and employees' compensation during the last five years of employment for salaried employees and stated amounts based upon job grade prior to retirement for hourly employees.

                  The following table shows estimated annual benefits payable upon retirement in specified compensation and years of service classifications.


                                                            Years of Service
                                                            ----------------
Remuneration          15                 20                 25                 30                 35
------------          --                 --                 --                 --                 --
$125,000              $28,139            $37,518            $46,896            $56,227            $65,657
$150,000 or more      $34,139            $45,518            $56,898            $68,227            $79,657

                  Compensation covered by the plans includes all bonuses. The covered compensation for executive officers does not differ materially from the Annual Compensation shown in the Summary Compensation Table. Benefits are computed on a straight life annuity basis and are subject to deductions for social security offset amounts.

                  The estimated credited years of service for Messrs. Kaminski, Macdonald, Marsh, Mudge and Wasz at December 31, 1997 were 10.6, 4.0, 1.8, 1.3 and 12.5, respectively.

DEFERRED COMPENSATION PLAN

                  Key employees designated by the Management Development and Compensation Committee of the Board of Directors may elect to defer a portion of their compensation pursuant to the Company's non-qualified unfunded Deferred Compensation Plan. Deferred amounts are credited or debited with the equivalent of the investment experience of one or more investment vehicles identified pursuant to the plan and selected by the participant and are paid out upon retirement or under specified other circumstances. The Company intends, but is not obligated, to make contributions to the accounts of participants in the plan
(a) designed to provide supplemental retirement benefits in excess of the limitations contained in the Internal Revenue Code of 1986, as amended (the "Code") on benefit accruals under the Company's pension plan and (b) based on the application of the Company's defined benefit pension plan contribution rate to each participant's compensation in excess of that covered by the Company's defined benefit pension plans. The actual amounts to be paid out will depend upon the amount of the deferral, the amount of the Company's contribution and the investment experience.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

                  The Company has entered into Severance Agreements with Messrs. Kaminski, Macdonald, Marsh, Mudge and Wasz and certain other executive officers of the Company. The purpose of the agreements is to secure the executives' continued service and dedication in the event of an actual or threatened Change in Control. They provide severance pay and continuation of certain benefits if a Change in Control occurs and the executive's employment is terminated (a) in anticipation of or during the two-year period following the Change in Control
(i) by the Company without cause or (ii) by the executive for good reason or (b) by the executive for any reason during a 30-day window period commencing one year after the Change in Control.

                  Generally, a Change in Control will be deemed to occur in the case of (a) an acquisition by a person or group of 20% or more of the Company's Common Stock (with certain exceptions), (b) a change in the majority of the Board without the requisite approval of the incumbent Board, (c) a business combination unless Company stockholders receive 60% or more of the voting stock of the surviving Company, no person acquires more than 20% of such voting stock and the Company Board members remain a majority of the continuing Board or (d) stockholder approval of a liquidation of the Company.

                  Under the Severance Agreements, severance pay would equal three times the sum of (a) the executive's base pay and (b) the greatest of the executive's largest bonus during the prior three years or target bonus for the year of the Change in Control or year of termination and, if payment pursuant to the agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code for severance payments exceeding a certain amount, an additional tax reimbursement payment such that the executive receives a net amount equal to the amount the executive would have received if the excise tax did not apply. Medical and other insurance benefits would be continued for three years.

                  Also, upon a change of control as defined in the Company's stock incentive plans, any stock options not then exercisable would become fully exercisable and any shares of restricted Common Stock not then vested would become fully vested.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                  The Management Development and Compensation Committee of the Board of Directors (Committee) consists entirely of non-employee directors. The Committee approves the policies under which compensation is paid or awarded to the Company's executive officers.

COMPENSATION PHILOSOPHY

                  The Company's compensation program for executive officers consists of the following elements: base salary, annual incentive compensation and long-term incentive compensation. As described more fully below, each element of the Company's executive compensation program has a somewhat different purpose.

                  The Committee believes this approach best serves both the short and the long-term interests of stockholders by ensuring that executive officers are compensated in a manner which aligns their interest with those of stockholders. Thus, the compensation plans for the Company's executive officers place a significant proportion of total remuneration at risk. One-half of the annual incentive compensation is determined by the objectively measured financial performance of the business; the other half is subjectively determined based on individual work performance and estimated contribution of the officers to Company performance. Stock options are also a significant portion of the executive officers' long-term compensation, the value of which is directly related to stock price appreciation realized by the Company's stockholders. The Committee encourages ownership of the Company's Common Stock by its executive officers.

                  The Committee believes total remuneration must compare favorably to that found in the larger society in order to attract and retain competent executives to carry out the work required to meet corporate business objectives. The Company rewards differentially based on the complexity of work to be performed, the scope and impact of decisions required in a role and the work performance of the role incumbent. Individual recognition and rewards are linked to corporate objectives.

                  The Committee is cognizant that the Company operates in a cyclical market and recognizes that executive compensation must not be excessively raised during the up cycle, nor excessively reduced during down cycles. The Company must pay for the work performance of corporate officers, recognizing their work in down cycles is as important, or even more important, than their work in up cycles. For this reason part of the pay which is at risk is decided on a subjective basis. An executive who properly prepares for a down cycle and seizes opportunities in up cycles should be rewarded appropriately for his or her work performance.

COMPENSATION PROGRAM

                  The Committee's judgments during 1997 regarding the appropriate form and level of executive compensation payments and awards were based upon the Committee's assessment of the Company's executive officers, the continuing demand for superior executive talent, the Company's overall performance and Commonwealth Industries, Inc.'s objectives and challenges.

                  The Committee did not rely solely upon a guideline or formula based on any particular performance measure in 1997. However, the integration of the September 1996 acquisition of CasTech Aluminum Group Inc. into the aluminum business, with all that entailed in terms of organization design, systems integration, management and staff training, was a major effort of the leadership and was given heavy weight in our conclusion. The year over year increase in sales of 48% to $1.1 billion indicates significant success in this endeavor. Shipping volume also increased with 5% growth in shipments from the aluminum rolling mills and 8% growth in shipments from the Alflex electrical products subsidiary on a pro forma basis considering the CasTech acquisition. Earnings before interest, taxes, depreciation and amortization increased 82% from $41,369,000 to $75,254,000. Profits, however, declined since the acquisition of CasTech was financed with debt, and interest payments increased from $9,875,000 in 1996 to $30,536,000 in 1997 and material margins were under market pressure throughout the year.

                  The Company also improved its capital base completing a public offering of a new issue of Common Stock and a new accounts receivable facility. The company ended 1997 with a debt-to-capital ratio which was less than one-half the comparable figure for the end of 1996.

                  The Committee also considered the compensation practices of other similar corporations, those of similar size in similar manufacturing industries which are most likely to compete with the Company for the services of executive officers. The companies considered by the Committee include a larger number and broader range of companies than are included in the Performance Graph shown on page 13, reflecting the Committee's view that the employment market of the Company's executive officers includes a broader range of companies than those which are appropriate for comparison for financial performance purposes.

                  Base Salary. The chief executive officer (CEO) approves the salary structure for each executive officer role taking into account the responsibilities of the role, the criticality of the role to the achievement of the Company's long and short-term objectives as well as information from independent consultants as to the salary structures of firms which compete with the Company for the services of executive officers.

                  The purpose of the base salary is to provide base compensation which is market competitive in order to attract and retain superior executives to carry out the work required to meet the Company's business objectives and challenges.

                  The salaries paid to executive officers (other than the CEO) are reviewed annually by the CEO and, in the case of vice presidents, reviewed by executive vice presidents as well. Based on such review, the CEO recommends the total remuneration for these executive officers, subject to approval by the Committee. The Committee sets the total remuneration for the CEO.

                  Annual Incentive Compensation. Annual incentive compensation programs for executive officers consist of an Executive Incentive Compensation Plan.

                  Under the Executive Incentive Compensation Plan, each executive officer can earn up to 50% of his or her base salary, or more in exceptional cases, with one-half the award based on the performance of the Company during the year as measured by return on capital and one-half based upon a subjective appraisal of the executive's individual performance relative to goals established for the year. The awards are determined by the Committee, after receiving the recommendations of the CEO.

                  The Company sponsors qualified defined contribution plans (collectively, the performance sharing plan) covering the majority of its employees. The Company matches a percentage of a participant's voluntary contributions to its defined contribution plans, with the percentages varying according to the business unit and location.

                  Long-Term Incentive Compensation. Long-term incentives are provided through restricted Common Stock awards and stock option grants. Restricted stock awards and stock options are intended to provide long-term incentives for the achievement of the Company's objectives and to align executives' interest with those of the stockholders. Restricted stock awards were made in 1995 at the time of the Company's initial public offering (IPO) or at such later time as executives joined the Company. The restricted stock vests five years from the date of award. Stock options were granted at the time of the IPO and annually thereafter. They become exercisable three years after the grant date. The awards and grants were made based upon recommendations by a third party consultant, Towers Perrin, related to external competitive factors and the level executive officers and managers had reached in the Company.

                  Long-term incentives also were provided through a Long-Term Incentive Plan which was in place while the Company was not publicly owned and which expired with the end of the 1995-1997 three-year cycle. Under the Long-Term Incentive Plan, executive officers received payouts equal to a defined percentage of their average annual base salary for a three-year employment period, based upon results in relation to seven corporate performance goals. These seven goals were sales volume, conversion cost, material margin, corporate profit, productivity, delivery performance and safety.


CHIEF EXECUTIVE OFFICER COMPENSATION

                  The basis for the Committee's determination of the CEO's compensation in 1997 included his successful handling of a follow-on public stock offering and the reduction of the debt-to-capitalization ratio. He also continued to seek out acquisition possibilities, and this work has been carried out effectively and could lead to further growth and increasing profits.

                  The CEO continues to develop excellent relationships with the financial community; to provide outstanding leadership on strategic issues and to reinforce a culture of integrity, quality and differential pay for differential performance. The Company was also able to complete the integration of CasTech's operations and systems, optimizing the product mix among Commonwealth's plants. This achieved the operating synergies envisioned at the time of the acquisition. Selling, general and administrative projected savings were realized in 1997. Margins were under pressure throughout the year, resulting in reduced profits. Financing the acquisition of CasTech with debt resulted in much higher interest charges.

These factors contributed to the reduction in the share value, the return on capital employed and net profits. Although, earnings before interest, taxes, depreciation and amortization was up 82%, and the new financing has improved the balance sheet and reduced interest payments substantially.

All these measures weighed heavily in our decisions, especially in regard to the annual incentive plan. Despite lower net profits and the impact on share price, the CEO has been highly effective dealing with these, and many other, issues confronting Commonwealth Industries, Inc. The increase in earnings before interest, taxes, depreciation and amortization is an indicator of his work performance. Overall, the work performance of the CEO is excellent in all elements of his role. He has the ability and dedication to enhance the long-term value of the Company for the share owners by providing the leadership and vision to grow the company and to meet on-going challenges and opportunities.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

                  Section 162(m) of the Internal Revenue Code limits the tax deduction for individual compensation paid the CEO and the four other most highly paid executives to $1 million annually, subject to certain exceptions. Executive compensation in 1997 did not exceed this limit. The Committee continues to review issues relating to this compensation deduction limitation.

                                                   Catherine C. Burke, Chairman
                                                 C. Frederick Fetterolf, Member
                                                           Paul E. Lego, Member
                                                         Victor Torasso, Member



                                PERFORMANCE GRAPH

                  The following graph compares the Company's cumulative total shareholder return since the Common Stock became publicly traded on March 10, 1995 with that of the Standard & Poor's Small Cap 600 and a peer group index. The graph assumes an initial investment of $100.00 and the reinvestment of dividends (where applicable). The issuers comprising the peer group are Birmingham Steel Corporation, Century Aluminum Company, Chaparral Steel, Easco, Inc., Northwest Steel & Wire Company, Oregon Steel Mills, Inc. and Quanex Corporation.

                                      3/95       12/95      12/96      12/97
                                      ----       -----      -----      -----
Commonwealth Industries, Inc.         $100       $112       $112       $107
S&P SmallCap 600                      $100       $124       $151       $189
Self-Determined Peer                  $100       $103       $109       $133

                              STOCKHOLDER PROPOSALS
                           FOR THE 1999 ANNUAL MEETING

                  Proposals of stockholders to be considered for inclusion in the Company's Proxy Statement and proxy for the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company at its principal executive office, 500 West Jefferson Street, Citizens Plaza Suite 1900, Louisville, Kentucky 40202-2823, not later than November 16, 1998.

                  Under the Company's By-Laws, notice must be received by the Company in advance of a stockholders' meeting to present any proposal to the meeting or to nominate a person for election as a director. Such notice must be delivered to the Secretary of the Company at its principal executive office not less than 60, nor more than 90, days prior to the date of the meeting; provided, that if the date of the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, the notice must be given not more than 10 days after the date is so announced or disclosed. A stockholder filing a notice of a proposal must include certain information, including the text of the proposal, the reasons therefor and any interest the stockholder has in the proposal; any notice of nomination must include certain information about the nominee; and all such notices must include the name and address of the submitting stockholder and the number of shares held by the stockholder. These By-Law requirements are separate from and in addition to the Securities and Exchange Commission requirements that a stockholder must fulfill to have a proposal included in the Company's proxy statement and proxy.


                             ADDITIONAL INFORMATION

                  The Company will bear the cost of soliciting proxies. In addition to the use of the mails, directors, officers and regular employees of the Company may solicit proxies personally or by telephone. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their expenses in forwarding proxy materials to beneficial owners.




                                              /s/ DONALD L. MARSH, JR.
                                              -------------------------------
Dated:   March 16, 1998                       Donald L. Marsh, Jr.
                                              Secretary

                                                                      Appendix A

PROXY
                         COMMONWEALTH INDUSTRIES, INC.

    The undersigned acknowledges receipt of the Notice of Meeting and Proxy Statement for the Annual Meeting of Stockholders of COMMONWEALTH INDUSTRIES, INC. to be held April 24, 1998 and appoints Paul E. Lego, Mark V. Kaminski and John E. Merow, and each of them, proxies, with power of substitution, to attend the Meeting, and any adjournments thereof, and vote all shares the undersigned is entitled to vote upon the matters indicated and on any other business that may properly come before the Meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO INSTRUCTIONS ARE GIVEN, YOUR PROXIES WILL VOTE FOR THE NOMINEES LISTED IN ITEM 1 AND FOR APPROVAL OF THE SELECTION OF COOPERS & LYBRAND L.L.P.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES AND FOR APPROVAL OF THE SELECTION OF COOPERS & LYBRAND L.L.P.

    1. ELECTION OF DIRECTORS:


       [ ] FOR all nominees                                         [ ] WITHHOLD AUTHORITY TO VOTE (for
         (except as written on line below)                            nominees listed below)

                     Nominees: Paul E. Lego, John E. Merow

 TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE WRITE THE NAME OF THE NOMINEE ON
                                 THE LINE BELOW

--------------------------------------------------------------------------------

    2. Approval of selection of Coopers & Lybrand L.L.P. as independent auditors
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND RETURN THIS CARD AS SOON AS POSSIBLE. MARK EACH VOTE WITH AN X IN THE BOX.

                                                                          , 1998
                                                 -------------------------

                                                 -------------------------------
                                                 SIGNATURE

                                                 -------------------------------
                                                 SIGNATURE (IF JOINTLY HELD)

                                                 PLEASE SIGN EXACTLY AS YOUR
                                                 NAME(S) APPEAR(S) ON THIS
                                                 PROXY. ONLY ONE SIGNATURE IS
                                                 REQUIRED IN THE CASE OF A JOINT
                                                 ACCOUNT. WHEN SIGNING IN A
                                                 REPRESENTATIVE CAPACITY, PLEASE
                                                 GIVE TITLE.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS